EXHIBIT 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this registration statement on Form S-1 (File No. 33- ) of our report, which includes an explanatory paragraph indicating substantial doubt about the Company's ability to continue as a going concern, dated April 12, 1995 on our audits of the consolidated financial statements and financial statement schedules of The Lori Corporation and Subsidiaries as of December 31, 1994 and 1993, and for each of the three fiscal years in the period ended December 31, 1994. We also consent to the reference to our firm under the caption "Experts" and in caption 2 "History of Losses" in the Risk factors section of this Form S-1.






COOPERS & LYBRAND L.L.P.


Chicago, Illinois
June 19, 1995